Exhibit 21.1

SUBSIDIARIES OF ACTUATE CORPORATION

Subsidiary Name	Incorporated/Formed In
Actuate Australia Pty Limited	Australia
Actuate Canada Corporation	Canada
Actuate Cayman Limited	Cayman Islands
Actuate Corporation PTE Limited	Singapore
Actuate France, S.A.	France
Actuate Germany GmbH	Germany
Actuate Holding, B.V.	The Netherlands
Actuate International SARL	Switzerland
Actuate Japan Co., Ltd.	Japan
Actuate Limited	Hong Kong
Actuate UK Ltd	United Kingdom
Actuate International Corporation	State of Delaware, United States of America
Tidestone Corporation	State of Kansas, United States of America